Exhibit 10.3

ASSET PURCHASE AGREEMENT

(WSPZ(AM), Bethesda, MD)

This Asset Purchase Agreement (this “Agreement”) is dated as of September 15, 2017, by and between AM 570, LLC, a Maryland limited liability company (“Seller”), and Salem Media of Virginia, Inc., a Virginia corporation (“Buyer”).

RECITALS:

1.           Seller owns and operates radio station WSPZ(AM), FCC Facility ID. No. 11846, licensed to Bethesda, MD (the "Station"), and holds the licenses and authorizations issued by the FCC for the operation of the Station.

2.           Seller is the tenant under a lease to use on a nonexclusive basis, as the transmitter site for the Station, a 58-acre parcel of real property located at 16925 Black Rock Road, Germantown, Maryland 20876 in Montgomery County, Maryland, (the “Real Property) including four (4) towers thereon (referred herein as the “Tower Lease Agreement” and described on Schedule 3.9).

3.           Concurrently with this Agreement, Seller and Buyer are entering into a Local Marketing Agreement (the “LMA”) to allow Buyer to program the Station until such time as the transaction contemplated hereby can be consummated.

4.           Buyer desires to acquire certain assets of the Station, and Seller is willing to convey such assets to Buyer.

5.           The acquisition of the Station is subject to prior approval of the FCC.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, Seller and Buyer hereby agree as follows:

ARTICLE 1

TERMINOLOGY

1.1         Act. The Communications Act of 1934, as amended.

1.2         Adjustment Amount. As provided in Section 2.7, the amount by which a party’s account is to be credited or charged, as reflected on the Adjustment List(s).

1.3         Adjustment List. As provided in Section 2.7, an itemized list(s) of all sums to be credited or charged against the account of Buyer or Seller, as applicable, with a brief explanation in reasonable detail of the credits or charges, consistent with the allocation principle set forth in Section 2.7(a) and (b).

Asset Purchase Agreement
WSPZ(AM)

1.4         Assumed Obligations. Such term shall have the meaning defined in Section 2.3.

1.5         Business Day. Any calendar day, excluding Saturdays and Sundays, on which federally chartered banks in the District of Columbia are regularly open for business.

1.6         Buyer’s Threshold Limitation. As provided in Section 9.3 (b), the threshold dollar amount for the aggregate of claims, liabilities, damages, losses, costs and expenses that must be incurred by Buyer for a breach of Seller’s representations or warranties hereunder before Seller shall be obligated to indemnify Buyer. The Buyer’s Threshold Limitation shall be Twenty-Five Thousand Dollars ($25,000) in the aggregate.

1.7         Closing. The closing with respect to the transactions contemplated by this Agreement as provided in Article VIII.

1.8         Closing Date. The date determined as the Closing Date as provided in Section 8.1.

1.9         Documents. This Agreement and all Schedules hereto, and each other agreement, certificate, or instrument delivered pursuant to or in connection with this Agreement, including amendments thereto that are expressly permitted under the terms of this Agreement.

1.10       Earnest Money. The amount of Thirty Thousand Dollars ($30,000).

1.11       Environmental Assessment. Such term shall have the meaning defined in Section 5.10.

1.12       Environmental Laws. The Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, the Safe Drinking Water Act, each as amended, and any other applicable federal, state and local laws, statutes, rules or regulations concerning or relating to the treating, producing, handling, storing, releasing, spilling, leaking, pumping, pouring, emitting or dumping of Hazardous Materials, or the pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata).

1.13       Escrow Agent. Fletcher, Heald & Hildreth, PLC.

1.14       Escrow Agreement. The Escrow Agreement which Buyer, Seller and Escrow Agent have entered into concurrently with the execution of this Agreement relating to the deposit, holding, investment and disbursement of the Earnest Money.

1.15       Excluded Assets. Such term shall have the meaning defined in Section 2.2.

Asset Purchase Agreement
WSPZ(AM)

1.16       FCC. Federal Communications Commission.

1.17       FCC Licenses. The licenses, permits and authorizations (and any renewals, extensions, amendments or modifications thereof) granted by the FCC for the operation of the Station, including without limitation those listed on Schedule 3.8, and including without limitation all pending assignable licenses, permits, and authorizations of the FCC to the extent they pertain to the operation of the Station.

1.18       FCC Order. An action, order or decision of the FCC granting its consent to the assignment of the FCC Licenses to Buyer without any Material Adverse Conditions other than those of general applicability.

1.19       Final Action. An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

1.20       Hazardous Materials. Toxic materials, hazardous wastes, hazardous substances, pollutants or contaminants, asbestos or asbestos-related products, polychlorinated biphenyls (“PCBs”), petroleum, crude oil or any fraction or distillate thereof in excess of legally-defined permissible limits (as such terms are defined in any applicable federal, state or local laws, ordinances, rules and regulations, and including any other terms which are or may be used in any applicable Environmental Laws to define prohibited or regulated substances).

1.21       Indemnified Party. Any party described in Section 9.3 or Section 9.4 against which any claim or liability may be asserted by a third party which would give rise to a claim for indemnification under the provisions of this Agreement by such party.

1.22       Indemnifying Party. The party to this Agreement (not the Indemnified Party) that, in the event of a claim or liability asserted by a third party against the Indemnified Party which would give rise to a claim for indemnification under the provisions of this Agreement, is obligated to indemnify and hold harmless the Indemnified Party to the extent expressly provided in this Agreement.

1.23       Lien. Any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any Sale Assets, including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any of the Sale Assets under the Uniform Commercial Code as adopted in the state of Delaware.

Asset Purchase Agreement
WSPZ(AM)

1.24       Material Adverse Condition. A condition, event or circumstance which would materially restrict, limit, increase the cost or burden of or otherwise materially adversely affect or materially impair the right of Buyer to the ownership, use, control, enjoyment or operation of the Station or the proceeds therefrom; provided, however, that any condition which requires that the Station be operated in accordance with a condition similar to those contained in the present FCC Licenses issued for operation of the Station shall not be deemed a Material Adverse Condition.

1.25       OSHA Laws. The Occupational Safety and Health Act of 1970, as amended, and all other federal, state or local laws or ordinances, including orders, rules and regulations thereunder, regulating or otherwise affecting health and safety of the workplace.

1.26       Permitted Lien. For purposes hereof, "Permitted Lien” shall mean (i) easements, restrictions, and other similar matters which will not materially adversely affect the use of the Real Property in the ordinary course of business or do not in any material respect detract from the value of the Real Property; (ii) liens for taxes not due and payable or that are being contested in good faith by appropriate proceedings; (iii) mechanics’, materialmen’s, carriers’, warehousemen's, landlords' or other similar liens in the ordinary course of business for sums not yet due or which are being contested in good faith by appropriate proceedings; (iv) liens or mortgages that will be released at Closing; (v) zoning ordinances and regulations, including statutes and ordinances relating to the liens of streets and to other municipal improvements, which will not materially adversely affect the use of the Real Property in the ordinary course of business, provided that any of the foregoing alone or in the aggregate do not materially impair the value or materially interfere with the use of any asset or property of the Seller material to the operation of its business as it has been and is now conducted; and/or (vi) the Assumed Obligations.

1.27       Person. Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

1.28       Purchase Price. The consideration to be paid by Buyer to Seller for purchase of the Sale Assets is an amount equal to Six Hundred Twenty Thousand Dollars ($620,000) payable pursuant to the terms of Section 2.5 and subject to adjustments pursuant to Section 2.7.

1.29       Real Property. Such term shall have the meaning defined in Recital 2.

1.30       Rules and Regulations. The rules of the FCC as set forth in Volume 47 of the Code of Federal Regulations, as well as such other policies of the FCC, whether contained in the Code of Federal Regulations or not, that apply to the Station.

1.31       Sale Assets. All of the tangible and intangible assets to be transferred by Seller to Buyer as set forth in Section 2.1.

Asset Purchase Agreement
WSPZ(AM)

1.32       Seller’s Threshold Limitation. As provided in Section 9.4 (b), the threshold dollar amount for the aggregate of claims, liabilities, damages, losses, costs and expenses that must be incurred by Seller for a breach of Buyer’s representations or warranties hereunder before Buyer shall be obligated to indemnify Seller. The Seller’s Threshold Limitation shall be Twenty-Five Thousand Dollars ($25,000) in the aggregate.

1.33       Station Agreements. The agreements, commitments, contracts, leases and other items listed in Schedule 3.9.

1.34       Tangible Personal Property. The personal property described in Section 2.1(a) and more fully described in Schedule 3.6.

ARTICLE II

PURCHASE AND SALE

2.1         Sale Assets. On the Closing Date, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller, free and clear of all Liens, except Permitted Liens, all of Seller’s right, title and interest, legal and equitable, in and to the following assets to the extent such assets are used or held for use in the operation of the Station:

(a)         Tangible Personal Property. All equipment, parts, supplies, fixtures, and other tangible personal property now or hereinafter owned by Seller and located at the Real Property and listed on Schedule 3.6, in each case as used or held for use exclusively in connection with the operation of the Station, together with such modifications, replacements, improvements and additional items, made or acquired between the date hereof and the Closing Date;

(b)         Tower Lease. All right, title and interest of Seller in and to the Tower Lease Agreement described in Schedule 3.9;

(c)         Licenses and Permits. The FCC Licenses and all other assignable or transferable governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof) now held by Seller or hereafter obtained by Seller between the date hereof and the Closing Date, to the extent such other permits, licenses and authorizations are used or held for use exclusively in the operation of the Station;

(d)         Station Agreements. The agreements which are listed on Schedule 3.9, as well as any renewals, extensions, amendments or modifications of those agreements which are made in the ordinary course of Seller’s operation of the Station and in accordance with the terms and provisions of this Agreement;

Asset Purchase Agreement
WSPZ(AM)

(e)         Records. Copies of all of the books, records, accounts, files, logs, ledgers and reports of Station engineers exclusively pertaining to or used in the operation of the Station (other than corporate records), including but not limited to the Station’s public inspection file; and

(f)         Intangible Assets. The WSPZ call letters.

2.2         Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, the Sale Assets shall not include, and Seller shall not transfer, convey or assign to Buyer (but shall retain all of its right, title and interest in and to), all of the following assets owned or held by Seller ("Excluded Assets"):

(a)         Any and all cash, cash equivalents, cash deposits to secure contract obligations, all inter-company receivables from any affiliate of Seller and all other bank deposits and securities held by Seller in respect of the Station;

(b)         Subject to the LMA, Seller’s interests in the Station’s accounts receivable and any other rights to payment of cash consideration for goods or services sold or provided prior to the Effective Time (as defined in Section 2.7) or otherwise arising during or attributable to any period prior to the Effective Time (the “A/R”);

(c)         Any and all claims of Seller with respect to the Sale Assets or the Station arising during or attributable to the period prior to the Closing including, without limitation, claims for tax refunds and refunds of fees paid to the FCC;

(d)         All deposits and prepaid expenses (except to the extent Seller receive a credit therefor under Section 2.7, in which event the prepaid expense shall be included as part of the Sale Assets);

(e)         All contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;

(f)         All employee benefit plans and the assets thereof and all employment contracts;

(g)         All contracts that are terminated in accordance with the terms and provisions of this Agreement or have expired prior to the Closing Date in the ordinary course of business, and all loans and loan agreements;

(h)         All tangible personal property disposed of or consumed between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement and in the ordinary course of business;

Asset Purchase Agreement
WSPZ(AM)

(i)          Seller’s corporate and trade names not exclusive to the operation of the Station (including the name “AM 570, LLC”), charter documents, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Station, and all records not relating to the operation of the Station;

(j)          All commitments, contracts and agreements not specifically assumed by Buyer pursuant to Section 2.1(d), above, including without limitation all agreements by Seller for the sale of advertising time on the Station;

(k)         Seller’s right, title and interest in the Station’s studio site, and all tangible assets owned or leased by Seller and used or useful in the operation of Seller’s broadcast studio, subject to the terms of the LMA and the studio sublease between Buyer and Seller;

(l)          All assets owned or leased by Seller and used or held for use in the operation of Seller’s or its affiliates’ other radio stations or other businesses, including without limitation computers and other similar assets and any other operating systems and related assets that are used in the operation of multiple stations or other business units; and

(m)        Seller’s rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, and other intangible property which are used or held for use in the operation of the Station, along with programming information and studies, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, and credit and sales reports.

2.3         Assumption of Liabilities.

(a)         At the Closing, Buyer shall assume and agree to perform, without duplication of Seller’s performance, the following liabilities and obligations of Seller (the "Assumed Obligations"):

(i)       Current liabilities of Seller for which Buyer receives a credit pursuant to Section 2.7, but not in excess of the amount of such credit; and

(ii)       Liabilities and obligations arising under the Station Agreements assumed by and transferred to Buyer in accordance with this Agreement, but only to the extent such liabilities and obligations relate to the Sale Assets and are attributable to the period of time from or after the Closing.

(b)         Except for the Assumed Obligations, Buyer shall not assume or in any manner be liable for any debts, liens, charges, claims, encumbrances, duties, responsibilities, obligations or liabilities of Seller of any kind or nature, whether express or implied, known or unknown, contingent or absolute, including, without limitation, any liabilities to or in connection with Seller’s employees whether arising in connection with the transaction contemplated hereunder or otherwise.

Asset Purchase Agreement
WSPZ(AM)

2.4         Earnest Money.

(a)         Within three (3) business days of the date of execution of this Agreement, Buyer shall deposit with Escrow Agent the Earnest Money by wire transfer of immediately available funds. The Escrow Agent shall hold the Earnest Money under the terms of the Escrow Agreement in trust for the benefit of the parties hereto.

(b)         If Closing does occur, the Earnest Money shall be applied to payment of the Purchase Price at Closing as provided in Section 2.5, and any interest accrued thereon shall be disbursed to Buyer. If this Agreement is terminated by Seller pursuant to Section 10.1(a) for a breach or default hereunder by Buyer, the Earnest Money shall be disbursed to Seller. If this Agreement is otherwise terminated pursuant to its terms, the Earnest Money shall be disbursed to Buyer. The parties shall each instruct the Escrow Agent to disburse the Earnest Money to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement unless contested by a party in good faith in writing within five (5) business days of a disbursement request, in which event the Earnest Money shall remain with the Escrow Agent until the parties’ dispute is resolved. Any failure by Buyer to deposit the Earnest Money with Escrow Agent within three (3) business days of the date hereof constitutes a material default as to which the cure period under Section 10.1 does not apply, entitling Seller to immediately terminate this Agreement.

2.5         Payments of Purchase Price.

(a)         At the Closing, the Purchase Price, less any amount of the Earnest Money paid to Seller, shall be paid to Seller by wire transfer of immediately available funds.

(b)         The Purchase Price shall be adjusted by the Adjustment Amount in accordance with Section 2.7 and Article XI (if applicable).

2.6         Allocation of the Purchase Price. Buyer and Seller shall agree to an allocation of the Purchase Price as reasonably established by Buyer and Seller following receipt by Buyer of an independent appraisal of the Sale Assets, which appraisal shall be paid for by Buyer. Buyer and Seller shall use such allocation for all reporting purposes in connection with federal, state and local income and, to the extent permitted under applicable law, franchise taxes. Buyer and Seller agree to report such allocation to the Internal Revenue Service in the form required by Treasury Regulation § 1.1060-1T.

Asset Purchase Agreement
WSPZ(AM)

2.7         Adjustment of Purchase Price.

(a)         Except as otherwise set forth in the LMA, all operating income and operating expenses of the Station that are included in the Station Assets shall be adjusted and allocated between Seller and Buyer, and an adjustment in the Purchase Price shall be made as provided in this Section, to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Station on or before 11:59 p.m. on the day immediately preceding the Closing Date (the “Effective Time”) shall be for the account of Seller, and all income and expenses attributable to the operation of the Station after the Effective Time shall be for the account of Buyer. Such prorations shall include without limitation all ad valorem, real estate and other property taxes (except transfer taxes as provided by Section 14.3(b)), FCC regulatory fees, music and other license fees, utility expenses, rent and other amounts under Station Agreements and similar prepaid and deferred items. Seller shall receive a credit for all of the Station’s deposits and prepaid expenses. There shall be no proration or adjustment for any imbalance in the value of rights and obligations under trade, barter or similar agreements for the sale of time for goods or services.

(b)         To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section 2.7 shall be made in accordance with generally accepted accounting principles.

(c)         Prorations and adjustments shall be made at Closing to the extent practicable. For purposes of making the final adjustments pursuant to this Section, Buyer shall prepare and deliver an initial Adjustment List to Seller within forty five (45) days following the Closing Date, or such later date as shall be mutually agreed to by Seller and Buyer. The Adjustment List(s) shall set forth the Adjustment Amount. If the Adjustment Amount is a credit to the account of Buyer, Seller shall pay such amount to Buyer within five (5) Business Days of receiving the Adjustment List(s) if both parties agree on the amount, and if the Adjustment Amount is a charge to the account of Buyer, Buyer shall pay such amount to Seller within five (5) Business Days of delivering the Adjustment List(s) to Seller if both parties agree on the amount. In the event Seller disagrees with the Adjustment Amount determined by Buyer or with any other matter arising out of this subsection, and Buyer and Seller cannot within sixty (60) days resolve the disagreement themselves, the parties will refer the disagreement to a firm of independent certified public accountants, mutually acceptable to Seller and Buyer, whose decision shall be final and binding on the parties. The fees and expenses of such accountants shall be paid by the party who does not prevail on the disputed matters decided by the accountants.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1         Organization and Good Standing. Seller is a limited liability company, validly existing and in good standing under the laws of the State of Maryland. Seller is authorized to conduct business in the State of Maryland. Seller has all requisite power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted until the Closing.

Asset Purchase Agreement
WSPZ(AM)

3.2         Authorization and Binding Effect of Documents. Seller’s execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary action on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize and approve this Agreement. Seller has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Documents and to consummate the transactions hereby and thereby contemplated. This Agreement and each of the other Documents have been, or at or prior to the Closing will be, duly executed by Seller. The Documents, when executed and delivered by the parties hereto, will constitute legal and valid obligations of Seller enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights or remedies generally, and except as may be limited by general principles of equity.

3.3         Absence of Conflicts. The execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents by Seller, and the consummation of the transactions contemplated hereby and thereby:

(a)         do not in any material respect (with or without the giving of notice or the passage of time or both) violate, or result in the creation of any Lien other than a Permitted Lien on any of the Sale Assets under any provision of law, rule or regulation or any order, judgment, injunction, decree or ruling applicable to Seller; and

(b)         do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under the certificate of formation or limited liability agreement of Seller or pursuant to any lease, agreement, commitment or other instrument which Seller is a party to, or bound by, or by which any of the Sale Assets may be bound.

3.4         Governmental Consents and Consents of Third Parties. Except for the FCC Order or as disclosed on Schedule 3.4, the execution and delivery of, and the performance of Seller’s obligations under, this Agreement and each of the other Documents by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration of filing with, any court or public agency or governmental body or other authority, or the consent of any Person under any agreement, arrangement or commitment of any nature to which Seller is a party or by which it is bound or by which the Sale Assets are bound or to which they are subject.

Asset Purchase Agreement
WSPZ(AM)

3.5         Sale Assets. Except for the Excluded Assets, the Sale Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are used in the conduct of the business of owning and operating the Station in the manner in which that business is now conducted in all material respects, including, without limitation all of the assets described in Section 2.1.

3.6         Tangible Personal Property. Except for supplies and other incidental items which in the aggregate are not of material value, the list of Tangible Personal Property set forth on Schedule 3.6 is a complete and correct list as of the date hereof of all of the material items of Tangible Personal Property (other than Excluded Assets). In addition:

(a)         Seller has good, marketable and valid title to all of the items of Tangible Personal Property free and clear of all Liens except Permitted Liens, including the right to transfer same.

(b)         The material items of Tangible Personal Property are in good operating condition subject only to ordinary wear and tear.

(c)         To Seller’s knowledge, the Tangible Personal Property complies in all material respects with applicable rules and regulations of the FCC and the terms of the FCC Licenses except where the failure to comply would not be reasonably likely to constitute a Material Adverse Condition on the operation of the Station.

3.7         Real Property.

(a)         Seller has not received any written notices of uncorrected violations of the applicable housing, building, safety or fire ordinances with respect to the Real Property.

(b)         Except for the LMA and Tower Lease Agreement, Seller has not made any agreement (other than this Agreement) for the lease or sublease of, or given any Person (other than Buyer) an option to lease or a right of first refusal to lease, all or any part of Seller’s leasehold interest in the Real Property, and Seller has not knowingly subjected the Real Property to any liens not of record (other than Permitted Liens).

(c)          Seller has not received any written notice of condemnation or of eminent domain proceedings or negotiations for the purchase of any of the Real Property or Seller’s interest in the Tower Lease Agreement in lieu of condemnation, and no condemnation or eminent domain proceedings or negotiations have been commenced or, to the best of Seller's knowledge, threatened in connection with the Real Property or the improvements located thereon or the Tower Lease Agreement that would have a material and adverse effect on the continued utilization of the Real Property for its current use.

3.8         FCC Licenses. Seller is the holder of the licenses, permits and authorizations listed on Schedule 3.8, and except as set forth on such Schedule 3.8:

Asset Purchase Agreement
WSPZ(AM)

(a)        the FCC Licenses are in full force and effect, and constitute all of the FCC licenses, permits and authorizations required by the Act, the Rules and Regulations or the FCC for, or used in, the operation of the Station in all material respects as now operated;

(b)        the licenses, permits and authorizations listed on Schedule 3.8 constitute all the current licenses, permits and authorizations issued by the FCC to Seller or pending before the FCC for or in connection with the Station;

(c)        there is no condition imposed by the FCC as part of any FCC License which is neither set forth on the face thereof as issued by the FCC nor applicable generally to stations of the type, nature, class or location of the Station;

(d)        the Station is being operated in accordance with the terms and conditions of the FCC Licences applicable to it and in accordance with the Rules and Regulations, except to the extent a failure to so comply would not constitute a Material Adverse Condition;

(e)        no application, action or proceeding is pending, or, to each Seller’s knowledge is threatened, which is reasonably likely to result in the revocation, material adverse modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any material fines, forfeitures or other material administrative actions by the FCC with respect to the Station or its operation, other than proceedings affecting the radio broadcasting industry in general;

(f)        to Seller’s knowledge, there is not before the FCC any material investigation, proceeding, notice of violation or order of forfeiture relating to the Station;

(g)        Seller has complied in all material respects with all requirements to file material reports, applications and other documents with the FCC with respect to the Station, and all such reports, applications and documents are complete and correct in all material respects except to the extent a failure to so comply would not constitute a Material Adverse Condition;

(h)        there are no matters related to Seller which could reasonably be expected to result in the FCC's refusal to grant approval of the assignment to Buyer of the FCC Licenses or the imposition of any Material Adverse Condition in connection with approval of such assignment;

(i)        to Seller’s knowledge, there are not any unsatisfied or otherwise outstanding citations issued by the FCC with respect to the Station or its operation; and

(j)        the "Public Inspection File" of the Station is in substantial and material compliance with Section 73.3526 of the Rules and Regulations.

Asset Purchase Agreement
WSPZ(AM)

3.9         Station Agreements.

(a)         Schedule 3.9 sets forth a list of all Station Agreements. Complete and correct copies of all Station Agreements listed on Schedule 3.9 have been delivered to Buyer, and Buyer agrees to assume all of the Station Agreements at Closing.

(b)         Except as set forth in the Schedules, and with respect to all Station Agreements listed on Schedule 3.9, (i) such agreements are legal, valid and enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity; (ii) neither Seller, nor to Seller’s knowledge any other party thereto, is in material breach of or in material default under any such agreements; (iii) to Seller’s knowledge, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in the material breach of, any such agreements which are, individually or in the aggregate, material to the operation of the Station; and (iv) Seller holds the right to enforce and receive the benefits under such agreements, free and clear of all Liens (other than Permitted Liens) but subject to the terms and provision of each such agreement.

(c)        Schedule 3.4 indicates whether consent or approval by any counterparty to any Station Agreement is required thereunder for consummation of the transactions contemplated hereby.

3.10       Litigation. There are no actions, suits, or arbitration, administrative or other proceedings pending or, to Seller’s knowledge, threatened against Seller with respect to the Station which would, individually or in the aggregate if adversely determined, be a Material Adverse Condition on the Sale Assets or the operation of the Station, or which would give any third party the right to enjoin the transactions contemplated by this Agreement. There are no existing or pending orders, judgments or decrees of any court or governmental agency affecting the Station or any of the Sale Assets which would materially adversely affect the Station’s operations or the Sale Assets, other than those of general applicability. Notwithstanding the disclosure of any matter herein, Buyer shall not assume any liability for any such matter related to the operation of the Station prior to Closing.

3.11       Labor Matters.

(a)         Seller is not a party to any collective bargaining agreement, and there is no collective bargaining agreement that determines the terms and conditions of employment of any employees of Seller.

(b)         With respect to the Station:

(i)         There is no labor strike, dispute, slow-down or stoppage pending or, to the knowledge of Seller, threatened against the Station;

Asset Purchase Agreement
WSPZ(AM)

(ii)         To the knowledge of Seller, there are neither pending nor threatened, any suits, actions, administrative proceedings, union organizing activities, arbitrations, grievances, complaints, charges, claims or other proceedings between Seller and any employees of the Station or any union representing such employees, and there are no existing labor or employment or other controversies or grievances involving employees of the Station which have had or are reasonably likely to constitute a Material Adverse Condition on the operation of the Station; and

(iii)         Seller is in compliance in all material respects with all laws, rules and regulations relating to the employment of labor and all employment contractual obligations, including those relating to wages, hours, collective bargaining, affirmative action, discrimination, sexual harassment, wrongful discharge and the withholding and payment of taxes and contributions except for such non-compliance which individually or in the aggregate would not constitute a Material Adverse Condition on the business or financial condition of the Station.

3.12       Compliance with Law. The Sale Assets and the operation of the Station comply in all material respects with the applicable rules and regulations of the FCC and all other applicable federal, state, local or other laws, statutes, ordinances or regulations, and any applicable order, writ, injunction or decree of any court, commission, board, agency or other instrumentality, except to the extent a failure to so comply would not constitute a Material Adverse Condition.

3.13       Environmental Matters; OSHA.

(a)         With respect to the Sale Assets, Seller is in compliance in all material respects with the provisions of Environmental Laws except where the failure to do so would not likely result in a Material Adverse Condition.

(b)         Seller has not, and to Seller’s knowledge no other Person has, caused or permitted materials to be generated, released, stored, treated, recycled, disposed of, on, under or at the Real Property, which materials, if known to be present, would require clean up, removal or other remedial or responsive action under Environmental Laws (other than normal office, cleaning and maintenance supplies in reasonable quantities used and /or stored appropriately in the buildings or improvements on the Real Property).

(c)         Neither Seller, nor to Seller’s knowledge, any other Person, is subject to any judgment, decree, order or citation with respect to the Sale Assets related to or arising out of Environmental Laws, and Seller has not received written notice that it has been named or listed as a potentially responsible party by any Person or governmental body or agency in any matter with respect to the Real Property under Environmental Laws.

(d)         No portion of the Sale Assets has ever been used by Seller, nor to Seller’s knowledge by any other Person, in violation of Environmental Laws in any material respect or as a landfill, dump site or any other use which involves the disposal or storage of Hazardous Materials on-site except in compliance in all material respects with applicable law or in any manner which would likely constitute a Material Adverse Condition on the Real Property or the Sale Assets.

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(e)         With respect to the Sale Assets, Seller has disposed of all waste in compliance in all material respects with all Environmental Laws.

(f)         To Seller’s knowledge, Seller is in material compliance with all OSHA Laws applicable to the Sale Assets.

(g)         With respect to the Real Property or Sale Assets, Seller has not received written notice of any actions, causes of action, claims, investigations, demands or notices alleging liability under or non-compliance with Environmental Laws.

3.14       Filing of Tax Returns. Seller has filed all federal, state and local tax returns which are required to be filed by it with respect to the Sale Assets, and has paid all taxes and all assessments related to the Sale Assets to the extent that such taxes and assessments have become due, other than such returns, taxes and assessments, which the failure to file or pay would not, individually or in the aggregate, constitute a Material Adverse Condition.

3.15       Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of or under the authority of Seller or any affiliate of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

3.16       Insurance. Seller maintains insurance policies with respect to the Station and the Sale Assets consistent with its practices for other stations, and will maintain such policies or arrangements until Closing.

3.17       Representations Complete. None of the representations or warranties made by Seller, nor any statement made in any document or certificate furnished by Seller pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1         Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. Buyer has all requisite corporate power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted following the Closing.

4.2         Authorization and Binding Effect of Documents. Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action on the part of Buyer. Buyer has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Documents and to consummate the transactions hereby and thereby contemplated. This Agreement and each of the other Documents have been, or at or prior to the Closing will be, duly executed by Buyer. The Documents, when executed and delivered by the parties hereto, will constitute the valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights or remedies generally, and except as may be limited by general principles of equity.

4.3         Absence of Conflicts. Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Buyer of the transaction contemplated hereby and thereby:

(a)         do not in any material respect (with or without the giving of notice or the passage of time or both) violate or result in the creation of any claim, lien, charge or encumbrance on any of the assets or properties of Buyer under any provision of law, rule or regulation or any order, judgment, injunction, decree or ruling applicable to Buyer; and

(b)         do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under, the articles of incorporation or bylaws of Buyer or any lease, agreement, commitment, or other instrument which Buyer is a party to, bound by, or by which any of its assets or properties may be bound.

4.4         Governmental Consents and Consents of Third Parties. Except for the FCC Order, Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or the consent of any Person under any agreement, arrangement or commitment of any nature to which Buyer is a party or by which it is bound.

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4.5         Qualification.

(a)         Buyer is legally qualified to hold the Sale Assets and to be the licensee of the Station under the Act and the Rules and Regulations. Buyer has no knowledge after due inquiry of any facts concerning Buyer or any other Person with an attributable interest in Buyer (as such term is defined under the Rules and Regulations) which, under present law (including the Act) and the Rules and Regulations, would (i) disqualify Buyer from being the holder of the FCC Licenses, the owner of the Sale Assets or the operator of the Station upon consummation of the transactions contemplated by this Agreement, or (ii) raise a substantial and material question of fact (within the meaning of Section 309(e) of the Act) respecting Buyer's qualifications. No waiver of or exemption from any FCC rule or policy is necessary to be obtained by Buyer in order for the FCC Order to be granted.

(b)         Without limiting the foregoing Section 4.5(a), Buyer shall make the affirmative certifications provided in Section III of FCC Form 314, or as may be required on any form required by the FCC to obtain its consent to this transaction, at the time of filing of such form with the FCC as contemplated by Section 5.2.

(c)         Buyer is financially able to consummate the transaction contemplated by this Agreement on the terms provided herein and has sufficient funds to pay the Purchase Price at Closing.

4.6         Broker's or Finder's Fees. No agent, broker, investment banker, or other Person or firm acting on behalf of or under the authority of Buyer or any affiliate of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with transactions contemplated by this Agreement.

4.7         Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer that would give any third party the right to enjoin the transactions contemplated by this Agreement.

4.8         Representations Complete. None of the representations or warranties made by Buyer, nor any statement made in any document or certificate furnished by Buyer pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

TRANSACTIONS PRIOR TO THE CLOSING DATE

5.1         Conduct of the Station's Business Prior to the Closing Date. Seller covenants and agrees with Buyer that between the date hereof and the Closing Date, unless the Buyer otherwise agrees in writing (which agreement shall not be unreasonably withheld or delayed), and except as otherwise set forth in the LMA, Seller shall:

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(a)         Use reasonable commercial efforts to maintain insurance upon all of the Sale Assets consistent with its practices for other stations;

(b)         Operate the Station and otherwise conduct its business in all material respects in accordance with the terms or conditions of its FCC Licenses, the Rules and Regulations, the Act and all other rules and regulations, statutes, ordinances and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Station, except where the failure to so operate would not constitute a Material Adverse Condition on the Sale Assets or the operation of the Station or on the ability of Seller to consummate the transactions contemplated hereby;

(c)         Comply in all material respects with all Station Agreements Buyer is assuming now or hereafter existing;

(d)         Promptly notify Buyer of any default by, or claim of default against, any party under any Station Agreements Buyer is assuming and any event or condition which, with notice or lapse of time or both, would constitute an event of default under such Station Agreements;

(e)         Not mortgage, pledge or subject any of the Sale Assets to any Lien other than a Permitted Lien;

(f)         Not sell, lease or otherwise dispose of, nor agree to sell, lease or otherwise dispose of, any of the Sale Assets unless replaced with similar items of substantially equal or greater value and utility;

(g)         Not amend or terminate any Station Agreement; and

(h)         Notify Buyer of any complaints, investigations or any material litigation pending or threatened against the Station or any material damage to or destruction of any assets included or to be included in the Sale Assets.

5.2         Governmental Consents. Seller and Buyer shall file with the FCC, within five (5) Business Days after the execution of this Agreement, an application requesting FCC consent to assign the FCC Licenses to Buyer. Seller and Buyer shall take all commercially reasonable steps necessary to prosecute such filing with diligence and shall diligently oppose any objections to, appeals from or petitions to reconsider such approval of the FCC, to the end that the FCC Order and a Final Action with respect thereto may be obtained as soon as practicable; provided, however, that in the event the application for assignment of the FCC Licenses has been designated for hearing, either Buyer or Seller may elect to terminate this Agreement pursuant to Section 10.1(c). Each party shall promptly provide the other with a copy of any pleading, order or other document served on it relating to the FCC assignment application, and shall furnish all information required by the FCC. Buyer shall not knowingly take, and Seller covenants that Seller shall not knowingly take, any action that such party knows or has reason to know would materially and adversely affect or materially delay issuance of the FCC Order or materially and adversely affect or materially delay its becoming a Final Action without a Material Adverse Condition, unless such action is requested or required by the FCC, its staff or the Rules and Regulations. Should Buyer or Seller become aware of any facts which could reasonably be expected to materially and adversely affect or materially delay issuance of the FCC Order without a Material Adverse Condition (including but not limited to, in the case of Buyer, any facts which would reasonably be expected to disqualify Buyer from controlling the Station), such party shall promptly notify the other party thereof in writing and both parties shall cooperate to take all steps reasonably necessary or desirable to resolve the matter expeditiously and to obtain the FCC's approval of the assignment application.

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5.3         Other Consents. Seller shall use its commercially reasonable best efforts to obtain the consent or waivers to the transactions contemplated by this Agreement required under any Station Agreements; provided that Seller shall not be required to pay or grant any material consideration in order to obtain any such consent or waiver.

5.4         Tax Returns and Payments. All taxes pertaining to ownership of the Sale Assets or operation of the Station prior to the Closing Date will be timely paid; provided that Seller shall not be required to pay any such tax so long as the validity thereof shall be contested in good faith by appropriate proceedings.

5.5         Access Prior to the Closing Date. Prior to the Closing, Buyer and its representatives may make such reasonable investigation of the Sale Assets as it may desire; and Seller shall give to Buyer, its engineers, counsel, accountants and other representatives reasonable access during normal business hours throughout the period prior to the Closing to the Sale Assets, provided that (i) Buyer shall give Seller reasonable advance notice of each date on which Buyer or any such other Person desires such access, (ii) each Person (other than an officer of Buyer) shall, if requested by Seller, be accompanied by an officer or representative of Buyer approved by Seller, which approval shall not be unreasonably withheld, (iii) the investigations shall be reasonable in number and frequency and, (iv) all investigations shall be conducted in such a manner as not to physically damage any property or constitute a disruption of the operation of the Station or Seller or Seller’s affiliates. Seller shall furnish to Buyer during such period all documents and copies of documents and information concerning the Sale Assets as Buyer may reasonably request. No investigation or information furnished pursuant to this Section 5.5 shall affect any representations or warranties made by the Seller herein.

5.6         Confidentiality; Press Release. All non-public information, data and materials furnished to either party with respect to the other party in connection with this transaction or pursuant to this Agreement is confidential. Each party agrees that, subject to the requirements of applicable law, (a) it shall not disclose or otherwise make available, at any time, any such information, data or material to any Person who does not have a confidential relationship with such party; (b) it shall protect such information, data and material with a high degree of care to prevent the disclosure thereof; and (c) if, for any reason, this transaction is not consummated, all information, data or material concerning the other party obtained by such party, and all copies thereof, will be returned to the other party. Each party shall prevent the violation of any of the foregoing confidentiality provisions by its respective representatives. Notwithstanding the foregoing, nothing contained herein shall prohibit Buyer or Seller from:

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(i)         using such information, data and materials in connection with any action or proceeding brought or any claim asserted by Buyer or Seller in respect of any breach by the other of any representation, warranty or covenant made in or pursuant to this Agreement, with such use or disclosure limited to the extent necessary with respect to such claim; or

(ii)        supplying or filing such information, data or materials to or with the FCC or SEC or any other valid governmental or court authority to the extent required by law or reasonably necessary to obtain any consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement, and to consummate the transaction contemplated herein.

Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law, in which case such party shall give advance notice to the other, and except as necessary to enforce rights under or in connection with this Agreement. In the event that either party determines in good faith that a press release or other public announcement is desirable under any circumstances, the parties shall consult with each other to determine the appropriate timing, form and content of such release or announcement. Notwithstanding the foregoing, the parties acknowledge that this Agreement and the terms hereof will be filed with the FCC assignment application and thereby become public.

5.7         Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition to the parties' obligations hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

5.8         FCC Reports. Seller shall continue to file, on a current basis until the Closing Date, all reports and documents required to be filed with the FCC with respect to the Station. Seller shall use commercially reasonable efforts to provide Buyer with copies of all such filings within five (5) Business Days of the filing with the FCC.

5.9         Conveyance Free and Clear of Liens. At or prior to the Closing, Seller shall obtain executed releases, in suitable form for filing, of any security interests granted in the Sale Assets and of any other Liens on the Sale Assets except Permitted Liens. At the Closing, Seller shall transfer and convey to Buyer all of the Sale Assets free and clear of all Liens except Permitted Liens.

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5.10       Broadcast Interruption. If prior to Closing the Station is off the air or operating at a power level that results in a material reduction in coverage (a “Broadcast Interruption”), then Seller shall use commercially reasonable efforts to return the Station to the air and restore prior coverage as promptly as possible in the ordinary course of business. Notwithstanding anything herein to the contrary, if prior to Closing there is a Broadcast Interruption in excess of 24 hours which is not the result of any action of Buyer in connection with its operation of the Station pursuant to the LMA, then Buyer may postpone Closing until the date five (5) business days after the Station returns to the air and prior coverage is restored in all material respects, subject to Section 10.1(b).

5.11       Accounts Receivable. Except as otherwise provided in the LMA, Buyer shall not collect any A/R, and Buyer shall promptly pay over to Seller any A/R it receives, without offset.

ARTICLE VI

CONDITIONS PRECEDENT TO THE

OBLIGATIONS OF BUYER TO CLOSE

Buyer's obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

6.1         Accuracy of Representations and Warranties; Closing Certificate.

(a)         The representations and warranties of Seller contained in this Agreement or in any other Document shall be complete and correct on the date hereof and shall be complete and correct in all material respects at the Closing Date with the same effect as though made at such time, except for changes permitted or contemplated by the terms of this Agreement.

(b)         Seller shall have delivered to Buyer on the Closing Date a certificate that the conditions specified in Section 6.1(a) and Section 6.2 are satisfied as of the Closing Date.

6.2         Performance of Agreements. Seller shall have performed in all material respects all of their covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by them prior to or upon the Closing Date.

6.3         FCC Consent. The FCC Order shall have been issued by the FCC, and have become a Final Order.

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6.4         Adverse Proceedings. Neither Buyer nor Seller shall be subject to any ruling, decree, order or injunction prohibiting the consummation of the transactions contemplated hereby. No governmental authority having jurisdiction shall have notified any party to this Agreement that consummation of the transaction contemplated hereby would constitute a violation of the laws of the United States or of any state or political subdivision.

6.5         Delivery of Closing Documents. Seller shall have delivered or caused to be delivered to Buyer on the Closing Date each of the Documents required to be delivered pursuant to Section 8.2.

ARTICLE VII

CONDITIONS PRECEDENT OF THE

OBLIGATION OF SELLER TO CLOSE

The obligation of Seller to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Seller in writing:

7.1         Accuracy of Representations and Warranties; Closing Certificate.

(a)         The representations and warranties of Buyer contained in this Agreement or in any other Document shall be complete and correct on the date hereof and shall be complete and correct in all material respects at the Closing Date with the same effect as though made at such time, except for changes permitted or contemplated by the terms of this Agreement.

(b)         Buyer shall have delivered to Seller on the Closing Date a certificate that the conditions specified in Section 7.1(a) and Section 7.2 are satisfied as of the Closing Date.

7.2         Performance of Agreements. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

7.3         FCC Consent. The FCC Order shall have been issued by the FCC.

7.4         Adverse Proceedings. Neither Buyer nor Seller shall be subject to any ruling, decree, order or injunction prohibiting the consummation of the transactions contemplated hereby. No governmental authority having jurisdiction shall have notified any party to this Agreement that consummation of the transaction contemplated hereby would constitute a violation of the laws of the United States or of any state or political subdivision.

7.5         Delivery of Closing Documents and Purchase Price. Buyer shall have delivered or caused to be delivered to Seller on the Closing Date each of the Documents required to be delivered pursuant to Section 8.3, and Seller shall have received payment of the Purchase Price with the form of payment set forth in Section 2.5.

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ARTICLE VIII

CLOSING

8.1         Time and Place. Unless otherwise agreed to in advance by the parties, Closing shall take place via email on or before the tenth Business Day after the date the FCC Order has become a Final Order, subject to the satisfaction or waiver of the conditions precedent hereunder. In connection therewith the parties will deliver, in escrow, to opposing counsel and other appropriate parties, all agreements, instructions, documents, releases, certificates, wire transfer instructions, pay-off instructions, UCC-3’s and other matters and things necessary to effect Closing in such manner.

8.2         Documents to be Delivered to Buyer by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)         Certified resolutions of Seller approving the execution and delivery of this Agreement and each of the other Documents and authorizing the consummation of the transactions contemplated hereby and thereby.

(b)         The certificate required by Section 6.1(b).

(c)         A bill of sale and other instruments of transfer and conveyance transferring to Buyer the Tangible Personal Property.

(d)         Executed releases, in suitable form for filing, of any security interests granted in the Sale Assets as security for payment of loans and other obligations and of any other Liens (other than Permitted Liens).

(e)         An instrument assigning to Buyer all right, title and interest of Seller in the FCC Licenses, and all other assignable or transferable governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof) included in the Sale Assets (if any).

(f)         An instrument assigning to Buyer any remaining Sale Assets not otherwise conveyed.

(g)         An instrument assigning to Buyer all of Seller’s rights arising after Closing under the Station Agreements.

(h)         A Certificate of Good Standing for Seller issued by the State of Maryland.

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(i)         Such additional information and materials as Buyer shall have reasonably requested to convey, transfer and assign the Sale Assets from Seller to Buyer, free and clear of Liens, except for Permitted Liens.

8.3         Documents to be Delivered to Seller by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a)         Certified resolutions of Buyer's Board of Directors approving the execution and delivery of this Agreement and each of the other Documents and authorizing the consummation of the transaction contemplated hereby and thereby.

(b)         The Purchase Price as set forth in Section 2.5 along with all necessary documents to cause the Escrow Agent to release the Earnest Money to Seller.

(c)         The agreement of Buyer assuming the obligations arising after Closing under the Station Agreements.

(d)         The certificate required under Section 7.1(b).

(e)         A Certificate of Good Standing for Buyer issued by its state of incorporation.

(f)         Such additional information and materials as Seller shall have reasonably requested.

8.4         FCC Compliance. If after Closing the FCC Order is reversed or otherwise set aside, and there is a Final Action of the FCC (or court of competent jurisdiction) requiring the re-assignment of the FCC Licenses to Seller, then the purchase and sale of the Sale Assets shall be rescinded. In such event, Buyer shall reconvey to Seller the Sale Assets free and clear of Liens other than Permitted Liens, and Seller shall repay to Buyer the Purchase Price and reassume the Station Agreements. Any such rescission shall be consummated on a mutually agreeable date within thirty days of such Final Action (or, if earlier, within the time required by such order). In connection therewith, Buyer and Seller shall each execute such documents (including execution by Buyer of instruments of conveyance of the Sale Assets to Seller and execution by Seller of instruments of assumption of the Station Agreements) and make such payments (including repayment by Seller to Buyer of the Purchase Price) as are necessary to give effect to such rescission.

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ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION

9.1         Survival of Representation and Warranties. All representations and warranties, contained in this Agreement or in any other Document shall survive the Closing for the Survival Period (defined below). The covenants and agreements in this Agreement shall survive Closing until performed. No claim for a breach of a representation or warranty may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such a notice is so given, the right to indemnification with respect thereto under this Article shall survive the Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied. For purposes of this Agreement the “Survival Period” shall be one year after the Closing Date, except that (a) any representation or warranty of Buyer or Seller as to (i) such party’s qualification and authority to consummate the transactions contemplated hereby or (ii) title of the parties to the Station or Sale Assets, the Survival Period shall be indefinite, and (b) any representation and warranty relating to any tax obligation of Seller, the Survival Period shall be the applicable statute of limitations.

9.2         Indemnification in General. Buyer and Seller agree that the rights to indemnification and to be held harmless set forth in this Agreement shall, as between the parties hereto and their respective successors and assigns, be exclusive of all rights to indemnification and to be held harmless that such party (or its successors or assigns) would otherwise have by statute, common law or otherwise. Except with respect to claims based on actual fraud or intentional misrepresentation or as to any default or nonperformance of a covenant in this Agreement that provides for performance following the Closing Date for which the remedies of specific performance, injunctive relief, non-monetary declaratory judgment or any other non-monetary equitable remedies may be available under applicable law, each party’s rights under this Article IX shall be the sole and exclusive remedies with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. Without limiting the generality of the foregoing, in no event shall either party or any Person claiming through, by or on behalf of either party, be entitled to claim or seek rescission of the transactions consummated under this Agreement, except in accordance with Section 8.4.

9.3         Indemnification by Seller.

(a)         Subject to the provisions of Section 9.3(b) below and Section 10.2 below, Seller shall indemnify and hold harmless Buyer and any officer, director, agent, employee and affiliate thereof with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including reasonable attorneys' fees), relating to or arising out of:

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(i) Any breach by Seller of any of its representations or warranties set forth in this Agreement or any other Documents;

(ii) Any non-performance by Seller of any of its covenants, obligations, or agreements set forth in this Agreement or any other Documents;

(iii) The ownership or operation by Seller of the Station and the Sale Assets prior to the Closing Date, other than the Assumed Obligations;

(iv) All other liabilities and obligations of Seller other than the Assumed Obligations; or

(iv) Noncompliance by Seller with the provisions of the Bulk Sales Act, if applicable, in connection with the transactions contemplated hereby.

(b)         If Closing occurs, Seller shall not be obligated to indemnify Buyer under Section 9.3(a)(i): (i) for any amount which exceeds an amount equal to the Purchase Price for any claims asserted by Buyer and (ii) until the amount of such claims, liabilities, damages, losses, costs and expenses exceeds Buyer’s Threshold Limitation, in which case Buyer shall then be entitled to indemnification of the entire amount.

9.4         Indemnification by Buyer.

(a)         Subject to the provisions of Section 9.4(b) below and Section 10.2 below, Buyer shall indemnify and hold harmless Seller and any officer, director, agent, employee and affiliate thereof with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including reasonable attorneys' fees) relating to or arising out of:

(i) Any breach by Buyer of any of its representations or warranties set forth in this Agreement or any other Documents;

(ii) Any non-performance by Buyer of any of its covenants, obligations, or agreements set forth in this Agreement or any other Documents;

(iii) The ownership or operation of the Station or Sale Assets from and after the Closing Date; or

(iv) All other liabilities or obligations of Buyer pursuant to the terms of this Agreement, including, without limitation, the Assumed Obligations.

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(b)         If Closing occurs, Buyer shall not be obligated to indemnify Seller under Section 9.4(a)(i) until the amount of such claims, liabilities, damages, losses, costs and expenses exceeds Seller’s Threshold Limitation, in which case Seller shall then be entitled to indemnification of the entire amount.

9.5         Indemnification Procedures.

(a)         The Indemnified Party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the Indemnified Party’s rights or the Indemnifying Party’s obligations except to the extent the Indemnifying Party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within applicable Survival Period.

(b)         The Indemnifying Party shall be entitled to assume the defense or opposition to such Claim with counsel selected by it. In the event that the Indemnifying Party does not assume such defense or opposition in a timely manner, the Indemnified Party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the Indemnifying Party’s cost (subject to the right of the Indemnifying Party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

(c)         Anything herein to the contrary notwithstanding: (i)   the Indemnified Party shall be entitled at all times to participate in the defense of a Claim at its own expense; (ii) the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the Indemnified Party of a release from all liability in respect of such Claim; (iii) in the event that the Indemnifying Party undertakes defense of or opposition to any Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate in good faith with respect to such Claim; and (iv) neither party shall have any liability to the other under any circumstances for special, indirect, consequential, punitive or exemplary damages or lost profits or similar damages of any kind, whether or not foreseeable.

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WSPZ(AM)

ARTICLE X

TERMINATION; LIQUIDATED DAMAGES

10.1       Termination. If Closing shall not have previously occurred, this Agreement shall terminate upon the earliest of:

(a)         The giving of written notice from Seller to Buyer, or from Buyer to Seller, if:

(i)	Either:

(A)         Any of the representations or warranties contained herein of Buyer (if such termination notice is given by Seller), or of Seller (if such termination notice is given by Buyer), are inaccurate in any respect and materially adverse to the party giving such termination notice and such party has failed to remedy such inaccuracy within thirty (30) days after delivery of the termination notice, unless the inaccuracy has been induced by or is the result of actions or omissions of the party giving such termination notice; or

(B)         Any material obligation to be performed by Buyer (if such termination notice is given by Seller) or by Seller (if such termination notice is given by Buyer) is not timely performed in any material respect and such party has failed to remedy such inaccuracy within thirty (30) after days delivery of the termination notice, unless the lack of timely performance has been induced by or is the result of actions or omissions of the party giving such termination notice; or

(C)         Any condition (other than those referred to in Section 10.1(a)(i)(A) or Section 10.1(a)(i)(B)) to the obligation to close the transaction contemplated herein of the party giving such termination notice has not been timely satisfied, and

(ii)        any such inaccuracy, failure to perform or non-satisfaction of a material condition that neither has been cured nor satisfied within thirty (30) days after written notice thereof from the party giving such termination notice nor waived in writing by the party giving such termination notice; provided however that such opportunity to cure shall not apply to the failure of a party to perform its obligations set forth in Article VIII herein. Notwithstanding anything herein to the contrary, no cure period shall apply to Buyer’s obligations to deposit the Earnest Money within two (2) business days of the date hereof or to pay the Purchase Price at Closing.

(b)         Written notice from Seller to Buyer, or from Buyer to Seller, at any time if Closing has not occurred on or before October 1, 2018.

(c)         Written notice from Seller to Buyer, or from Buyer to Seller, at any time following a determination by the FCC that the application for consent to assignment of the FCC Licenses has been designated for hearing; provided that the party which is the subject of the hearing (or whose alleged actions or omissions resulted in the designation for hearing) may not elect to terminate under this Section 10.1(c).

(d)         The written notice by a party to the other party under Section 5.10 or Article XI.

Asset Purchase Agreement
WSPZ(AM)

(e)         The written election by Seller if Seller terminates the LMA in accordance with Section 7.1 of the LMA, or the written election by Buyer if Buyer terminates the LMA in accordance with Section 7.1 or Section 7.2 of the LMA.

10.2       Obligations Upon Termination.

(a)         In the event this Agreement is terminated pursuant to Section 10.1(a)(i)(A) or Section 10.1(a)(i)(B), the aggregate liability of Buyer for breach hereunder shall be limited as provided in Section 10.2(c) below, and the aggregate liability of Seller for breach hereunder shall be limited as provided in Section 10.2(d) below. In the event this Agreement is terminated for any other reason, neither party shall have any liability hereunder, except that the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination (except as set forth in Section 10.2(c)). Notwithstanding anything contained herein to the contrary, Sections 2.4(b) and Section 10.2(b) and (c) with respect to the Earnest Money, Section 5.6 (Confidentiality; Press Release) and Section 14.3 (Payment of Expenses) shall survive any termination of this Agreement

(b)         Upon termination of this Agreement, Buyer shall be entitled to the return of the Earnest Money from the Escrow Agent under the Escrow Agreement if such termination is validly given pursuant to Section 10.1 in all cases except if given by Seller due to the breach or default by Buyer of this Agreement pursuant to Section 10.1(a). If Buyer is entitled to the return of the Earnest Money, Seller shall cooperate with Buyer in taking such action as is required under the Escrow Agreement in order to effect such return from the Escrow Agent.

(c)         If this Agreement is terminated by Seller’s giving of valid written notice to Buyer pursuant to Section 10.1(a), Buyer agrees that Seller shall be entitled to receive upon such termination, as liquidated damages and not as a penalty, the Earnest Money (“Liquidated Damages Amount”). THE DELIVERY OF THE LIQUIDATED DAMAGES AMOUNT TO SELLER SHALL BE CONSIDERED LIQUIDATED DAMAGES AND NOT A PENALTY, AND SHALL BE THE RECIPIENT’S SOLE REMEDY AT LAW OR IN EQUITY FOR A BREACH BY BUYER HEREUNDER IF CLOSING DOES NOT OCCUR. BUYER AND SELLER EACH ACKNOWLEDGE AND AGREE THAT THIS LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE ANTICIPATED HARM WHICH WILL BE CAUSED BY A BREACH OF THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTION TO BE CONSUMMATED HEREUNDER. If Seller is entitled to the Liquidated Damages, Buyer shall cooperate with Seller in taking such action as is required under the Escrow Agreement in order to effect payment from the escrowed funds.

Asset Purchase Agreement
WSPZ(AM)

(d)         Notwithstanding any provision of this Agreement to the contrary, if this Agreement is terminated by Buyer’s giving of written notice to Seller pursuant to Section 10.1(a)(i)(A) or Section 10.1(a)(i)(B), Buyer shall be entitled to make any appropriate claim for damages against Seller.

10.3       Termination Notice. Each notice given by a party pursuant to Section 10.1 to terminate this Agreement shall specify the Section (and clause or clauses thereof) of Section 10.1 pursuant to which such notice is given.

10.4       Specific Performance. Seller acknowledges that the Station and the Sale Assets are of a special, unique, and extraordinary character, and that any breach of this Agreement by Seller could not be compensated for by damages. Accordingly, if Seller shall breach its obligations under this Agreement, Buyer shall be entitled, in addition to any of the remedies that it may have, to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. In any action by Buyer to equitably enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and agree that Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. Notwithstanding the foregoing, if Buyer fails to comply with its obligations related to the Earnest Money or Section 5.6 or Article XII, Seller shall be entitled to all available rights and remedies, including without limitation specific performance.

ARTICLE XI

CASUALTY

Upon the occurrence of any casualty loss, damage or destruction material to the operation of the Sale Assets prior to the Closing, Seller shall promptly give Buyer written notice setting forth in reasonable detail the extent of such loss, damage or destruction and the cause thereof if known. Seller shall use its commercially reasonable efforts to promptly commence and thereafter to diligently proceed to repair or replace any such lost, damaged or destroyed property. In the event that such repair or replacement is not fully completed prior to the Closing Date, then the parties shall proceed to Closing (with Seller’s representations and warranties deemed modified to take into account any such condition) and the Purchase Price shall be reduced by the reasonably estimated cost to complete repairs (as Buyer’s sole remedy), except that if such damage or destruction materially disrupts Station operations, then Buyer may postpone Closing until the date five (5) business days after operations are restored in all material respects, subject to Section 10.1(b).

Asset Purchase Agreement
WSPZ(AM)

ARTICLE XII

CONTROL OF STATION

Subject to the LMA, between the date of this Agreement and the Closing Date, Buyer shall not control, manage or supervise the operation of the Station or the conduct of its business, all of which shall remain the sole responsibility of and under the control of Seller.

ARTICLE XIII

1031 EXCHANGE

Seller agrees to cooperate with Buyer as reasonably requested by Buyer to assist Buyer in consummating a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, and the comparable provisions of applicable state law, provided Seller (i) shall incur no additional liabilities, expenses or costs as a result of or connected with such exchange and (ii) shall not be obligated to delay Closing if all of the conditions contained in Articles VI and VII of this Agreement have been satisfied or waived by the applicable party.

ARTICLE XIV

MISCELLANEOUS

14.1       Further Actions. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents to the other party as the other party may reasonably request in order more effectively to consummate the transactions contemplated hereby.

14.2       Access After the Closing Date. After the Closing and for a period of twelve (12) months, Buyer shall provide Seller, Seller’s counsel, accountants and other representatives with reasonable access during normal business hours to the books, records, property, personnel, contracts, commitments and documents of the Station pertaining to transactions occurring prior to the Closing Date, that are the responsibility and obligation of the Seller, when requested by Seller, and Buyer shall retain such books and records for the normal document retention period of Buyer. At the request and expense of Seller, Buyer shall deliver copies of any such books and records to Seller.

14.3       Payment of Expenses.

(a)         Any fees assessed by the FCC in connection with the filing contemplated by Section 5.2 shall be shared equally between Seller and Buyer.

Asset Purchase Agreement
WSPZ(AM)

(b)         All state or local sales or use, stamp or transfer, grant and other similar taxes payable in connection with consummation of the transactions contemplated hereby or otherwise applicable to the transfer of the Sale Assets shall be paid for by Buyer.

(c)         Except as otherwise expressly provided in this Agreement and the LMA, Buyer shall pay (or reimburse Seller for) the expenses of Buyer and Seller, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the consummation of the transactions contemplated herein.

14.4       Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier or nationally recognized overnight courier service, or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

(a)           If to Seller, to:

AM 570, LLC

855 Aviation Drive, Ste 200

Camarillo, CA 93010

Attention: Brian J. Counsil, CFO and General Counsel

(b)           If to Buyer, to:

Salem Media of Virginia, Inc.

4880 Santa Rosa Road

Camarillo, California 93012

Attention: Christopher J. Henderson, Sr. Vice President

or such other address with respect to any party hereto as such party may from time to time notify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third (3rd) business day following the date mailed, and (ii) if personally delivered or sent by confirmed delivery by a nationally recognized overnight courier service, on the date received.

14.5       Entire Agreement. This Agreement, the Schedules hereto, and the other Documents constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties with respect to the subject matter hereof. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to any projections, budgets or other estimates of the Station’s revenues, expenses or results of operations, or any other financial or other information made available to Buyer with respect to the Station.

Asset Purchase Agreement
WSPZ(AM)

14.6       Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto and their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.7       Assignment. This Agreement and any rights hereunder shall not be assignable by either party hereto without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may in its sole and absolute discretion, upon prior written notice to Seller, assign all of its right, title, interest and obligation under this Agreement to any entity controlled by, or under common control with Buyer, including any subsidiary of Salem Media Group, Inc., provided that (i) any such assignment does not delay processing of the FCC assignment application contemplated by Section 5.2, grant of the FCC Order or Closing, (ii) any such assignee delivers to Seller a written assumption of this Agreement, (iii) Buyer shall remain liable for all of its obligations hereunder and (iv) Buyer shall be solely responsible for any third party consents necessary in connection therewith (none of which are a condition to Closing). In addition, to facilitate a like-kind exchange in accordance with Article XIII, Buyer may assign its rights under this Agreement (in whole or in part) to a “qualified intermediary” under section 1.1031(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve Buyer of its obligations under this Agreement). No assignment shall relieve any party of any obligation or liability under this Agreement.

14.8       Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Maryland, including all matters of construction, validity and performance.

14.9       Bulk Sales. Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Act and similar laws of any state or jurisdiction, if applicable. Seller shall, in accordance with Article IX, indemnify and hold Buyer harmless from and against any and all claims made against Buyer by reason of such non-compliance.

14.10     Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

14.11     Severability. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable in any jurisdiction, so long as no party is deprived of the benefits of this Agreement in any material respect: (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the extent and purpose of such invalid and unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Asset Purchase Agreement
WSPZ(AM)

14.12     Headings. Except as provided in Article I, the captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

14.13     Counterparts. This Agreement may be executed in any number of counterparts, and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax or PDF signatures shall be deemed the same as original signatures. This Agreement is not binding until executed by both parties hereto.

14.14     References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

14.15     Schedules. Unless otherwise specified herein, each Schedule referred to in this Agreement is attached hereto, and each such Schedule is hereby incorporated by reference and made a part hereof as if fully set forth herein. A disclosure on any of the attached Schedules is a disclosure for all purposes. Except as set forth herein, all disclosures are made as of the date of this Agreement. The fact that any item or information is contained in the Schedules shall not be construed to mean that such item or information is required to be disclosed in or by this Agreement or that such item or information is material. The Schedules qualify all representations, warranties and covenants set forth in this Agreement to the extent it is reasonably apparent that any such disclosure is relevant or applicable to such other Schedules.

14.16     Attorneys’ Fees. If any action at law or equity is brought, whether in a judicial proceeding or arbitration, to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

14.17     Knowledge. All references to the knowledge or awareness of Seller or Buyer shall refer to the Seller’s or Buyer’s respective actual knowledge, assuming a reasonable degree of investigation by such party.

(The remainder of this page is intentionally left blank.

See next page for the Signature Page to this Agreement)

Asset Purchase Agreement
WSPZ(AM)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

"SELLER”		“BUYER”

AM 570, LLC		SALEM MEDIA OF VIRGINIA, INC.

By:	/s/Brian J. Counsil	By:	/s/Christopher J. Henderson
Name:	Brian J. Counsil	Name:	Christopher J. Henderson
Title:	CFO & General Counsel	Title:	Senior Vice President

Asset Purchase Agreement
WSPZ(AM)

LIST OF SCHEDULES

Schedule 3.4	Notices/Consents

Schedule 3.6	Tangible Personal Property

Schedule 3.8	FCC Licenses

Schedule 3.9	List of Station Agreements

Asset Purchase Agreement
WSPZ(AM)

Schedule 3.4

Notices/Consents

Representation Agreement dated December 1, 2014 between Christal Radio Sales, Inc. and Red Zebra Holdings, LLC for WSPZ, assigned to Seller as of September 15, 2017 – requires consent to assign

Tower Lease Agreement between Salem Radio Properties, Inc. (as Lessor) and AM 570, LLC (as Lessee) dated as of September 15, 2017 – requires consent to assign

Comcast Enterprise Services Sales Order Form and Master Services Agreement between Seller and Comcast, dated September 8, 2017.

Asset Purchase Agreement
WSPZ(AM)

Schedule 3.6

Tangible Personal Property

Telos Zephyrxstream (not operational – bad ISDN Card)
1,080' of 1/2" stabilized transmission line
1,080' of 7/8" dielectric transmission line
1901 4-tower/2-pattern antenna monitor
2 hp wet/dry vacuum cleaner
260 mulitmeter
3/8" electric drill
300' of 7/8" foam dielectric transm line
6' grid STL dish antenna
60 kilowatt diesel generator
AM5 five kilowatt AM transmitter
AM6A six kilowatt AM transmitter
ARC-16 remote control system
AS10 C-quam stereo modulation
Asco 200 ampere auto transfer switch
Four-tower AM ground system
hand tools (in lots)
isocoupler
Paraflector STL antenna
Phasetek 5 kilowatt RF load
Phasetek 5 kw antenna system and ATU's
relay interface
Roh 250 gallon above ground fuel tank
36-drawer metal parts cabinet
Double-pedestal metal desk
Two-drawer metal file cabinet
Two-drawer metal legal file cabinet
Upholstered metal swivel chair
Upholstered metal swivel chair
Wood and metal workbench
100 loudspeaker
8' metal enclosed equipment rack
Acopian 10A DC power supply
D-75 audio amplifier
Gemini building security system
Intraplex T1 digital encoder/decoder
RM-3 rack shelf
Advance Replacement PA Module
WSPZ Power Supply

Asset Purchase Agreement
WSPZ(AM)

Schedule 3.8

FCC Licenses

Call Sign:	WSPZ(AM), Bethesda, MD	Facility ID 11846

Frequency:	570 kHz

Licensee:	AM 570, LLC

DESCRIPTION	FILE NUMBER/TYPE	EXPIRATION DATE
Renewal Authorization	BR-20110601ABT	10/1/2019
License Authorization	BZ-19950228AC	—
KPM471	Remote pickup	10/1/2019
WLO430	STL	10/1/2019

Asset Purchase Agreement
WSPZ(AM)

Schedule 3.9

List of Station Agreements

1.	Tower Lease Agreement between Salem Radio Properties, Inc. (as Lessor) and AM 570, LLC (as Lessee) dated as of September 15, 2017.

2.	Representation Agreement dated December 1, 2014 between Christal Radio Sales, Inc. and Red Zebra Holdings, LLC for the Station, as assigned by Red Zebra Holdings, LLC to Seller as of September 15, 2017.

3.	Seller’s interest as assignee in part solely as to the Station of Red Zebra Broadcasting in the Comcast Enterprise Master Services Agreement dated May, 2016, as amended, between Comcast Cable Communications Management, LLC and Red Zebra Broadcasting for fiber.

4.	Comcast Enterprise Services Sales Order Form and Master Services Agreement between Seller and Comcast, dated September 8, 2017.